COMPROMISE AGREEMENT AND RELEASE

This Compromise Agreement and Release is entered into by and between Twinlab Consolidated Holdings, Inc., a Nevada corporation (“Twinlab”) and Capstone Financial Group, Inc., a Nevada corporation (“Capstone”), in order to amicably compromise and settle a dispute between them for their mutual advantage.

1. Surrender of Series A Warrant. Capstone hereby surrenders to Twinlab the Series A Warrant dated September 30, 2014 which Twinlab had given in favor of Capstone, and the Series A Warrant (and all rights and obligations of any party thereunder) are hereby terminated. Capstone’s April 2015 exercises of the Series A Warrant for 657,895 shares of Twinlab common stock and the issuance to Capstone of such 657,895 shares of Twinlab common stock are expressly confirmed and validated, and shall not be affected by this Compromise Agreement and Release.

2. Common Stock Put Agreement. The Common Stock Put Agreement by and between Twinlab and Capstone dated September 30, 2014 (and all rights and obligations of any party thereunder) are hereby terminated.

3. Non-Liability. Neither Twinlab nor any person related to Twinlab shall have any liability to Capstone in connection with the termination of the Series A Warrant and/or the Common Stock Put Agreement hereunder, and/or in connection with the amendment pursuant hereto of the Series B Warrant dated September 30, 2014 which Twinlab had given in favor of Capstone. Neither Capstone nor any person related to Capstone shall have any liability to Twinlab in connection with the termination of the Series A Warrant and/or the Common Stock Put Agreement hereunder, and/or in connection with the amendment of the Series B Warrant pursuant hereto.

4. Amendment of Series B Warrant. In consideration for the termination of the Common Stock Put Agreement, and as partial consideration for entry into this Compromise Agreement and Release, the parties shall contemporaneously herewith enter into and execute an amendment to the Series B Warrant in the form set forth on Exhibit A attached hereto. For avoidance of doubt: the Series B Warrant, as so amended, shall continue in full force and effect notwithstanding any possible interpretation of Section 7 and/or 8 hereof to the contrary.

5. Contingent Call Options. In consideration for the surrender of the Series A Warrant, and as partial consideration for entry into this Compromise Agreement and Release, Capstone hereby grants to Twinlab three separate contingent call option rights (“Contingent Call Option 2,” “Contingent Call Option 3,” and “Contingent Call Option 4”) to acquire from Capstone, at a call option exercise price of $0.01 per share, a number of shares of outstanding Company Common Stock owned by Capstone (free of all security interests, liens and adverse claims) as set forth on Exhibit B attached hereto and with the other terms and conditions as set forth on Exhibit B attached hereto, including the express condition that the respective contingent call option shall in no event be exercisable to any extent unless its respective applicable “Liquidity Condition” (as set forth on Exhibit B attached hereto) has been fully satisfied. The parties expressly agree that this Section 5 is an essential element of this Compromise Agreement and Release. Capstone agrees that to the degree and as of the date that any of Twinlab’s Contingent Call Option rights have been triggered and arise pursuant to the terms hereof (including without limitation the terms set forth in Exhibit B) that Capstone shall own a sufficient number of shares of Company Common Stock to be able to satisfy Capstone’s obligations with respect to each such Contingent Call Option as of the date it arises.

6. Other Agreements and Securities. The Registration Rights Agreement between Twinlab and Capstone, dated September 30, 2014, shall continue in full force and effect and shall apply to the Series B Warrant as amended pursuant to this Compromise Agreement and Release (and the shares of Twinlab Common Stock issuable and issued thereunder). The parties confirm that, except as otherwise expressly set forth herein, this Compromise Agreement and Release shall have no effect on Capstone’s free and clear title to any and all Twinlab shares owned by Capstone. In addition, and for avoidance of doubt, the Confidentiality, Non-Disclosure & Non-Circumvention Agreement between Twinlab Consolidation Corporation and Capstone, dated September 25, 2013, shall continue in full force and effect.

7. Special Releases. Capstone, for itself and its current, former and future subsidiaries and its and their predecessors, successors, officers, directors, stockholders, agents, employees and assigns, fully and forever releases and discharges Twinlab and each of its current, former and future subsidiaries, affiliates, related entities, creditors, stockholders, assigns and successors and each of its and their predecessors, successors, officers, directors, stockholders, constituent partners, managers, members, agents, employees and assigns, with respect to any and all claims, liabilities and causes of action, of every nature, kind and description, in law, equity or otherwise, which have both (a) arisen, occurred or existed at any time before the signing of this Compromise Agreement and Release and (b) arisen, occurred or existed (i) under the Series A Warrant (or a breach thereof), the Series B Warrant (or a breach thereof) and/or the Common Stock Put Agreement (or a breach thereof) or (ii) in connection with the inducement of Capstone to enter into the Series A Warrant, the Series B Warrant, the Common Stock Put Agreement and/or other agreements related thereto.

Twinlab, for itself and its current, former and future subsidiaries and its and their predecessors, successors, officers, directors, stockholders, agents, employees and assigns, fully and forever releases and discharges Capstone and each of its current, former and future subsidiaries, affiliates, related entities, creditors, stockholders, assigns and successors and each of its and their predecessors, successors, officers, directors, stockholders, constituent partners, managers, members, agents, employees and assigns, with respect to any and all claims, liabilities and causes of action, of every nature, kind and description, in law, equity or otherwise, which have both (a) arisen, occurred or existed at any time before the signing of this Compromise Agreement and Release and (b) arisen, occurred or existed (i) under the Series A Warrant (or a breach thereof), the Series B Warrant (or a breach thereof) and/or the Common Stock Put Agreement (or a breach thereof) or (ii) in connection with the inducement of Twinlab to enter into the Series A Warrant, the Series B Warrant, the Common Stock Put Agreement and/or other agreements related thereto.

8. Special Releases Apply To All Claims Within the Scope. Capstone expressly agrees and understands that the special release given by it pursuant to this Compromise Agreement and Release applies to all unknown, unsuspected, and unanticipated claims, liabilities, and causes of action which it may have against Twinlab and which would fall within the express scope of such special release, and such special release shall be fully effective even in the event that the parties hereafter discover facts in addition to, or different from, those which they/it now know or believe to be true.

Twinlab expressly agrees and understands that the special release given by it pursuant to this Compromise Agreement and Release applies to all unknown, unsuspected, and unanticipated claims, liabilities, and causes of action which it may have against Capstone and which would fall within the express scope of such special release, and such special release shall be fully effective even in the event that the parties hereafter discover facts in addition to, or different from, those which they/it now know or believe to be true.

9. Noncircumvention. Capstone is the owner of certain freely tradable shares of Twinlab common stock and has identified, and may in the future identify, to Twinlab on a confidential basis persons to whom Capstone might sell shares of such freely tradable stock from its holdings. Twinlab hereby agrees that it shall not, without Capstone’s prior written consent, privately place Twinlab equity securities to any persons heretofore or hereafter first introduced to Twinlab by Capstone as described above; provided that Twinlab may, without Capstone’s consent, privately place Twinlab equity securities to such a person at any time after the earlier of (a) the date the entire Series B Warrant (as amended pursuant hereto) has expired and/or been exercised, or (b) the first anniversary of such particular introduction. Nothing contained herein shall require Twinlab to provide Capstone or persons identified by Capstone information that is not available in Twinlab’s public filings, and Capstone represents and warrants that any activities undertaken by Capstone or its representatives with any such persons or entities with whom it engages shall be done in compliance with all applicable securities laws and regulations.

10. Sophisticated Investor. Twinlab has informed Capstone that Twinlab is in possession of confidential or material, non-public information (“Excluded Information”) related to Twinlab, including its subsidiaries, and/or Twinlab’s common stock which, if publicly disclosed, could affect the trading price of Twinlab’s common stock. Excluded Information has not been disclosed to Capstone, and Capstone accepts the risk that the Excluded Information will not be known to Capstone prior to the consummation of this Compromise Agreement and Release or the amendment to the Series B Warrant pursuant hereto and of the impact of the Excluded Information on the value of Twinlab’s common stock. Notwithstanding any possession of Excluded Information by Twinlab and the absence of disclosure thereof to Capstone, Capstone desires to enter into this Comprise Agreement and Release for its own business purposes and agrees that Twinlab shall not have any liability to Capstone, and Capstone irrevocably waives any and all rights, claims or causes of action, whether known or unknown and whether currently existing or hereafter arising, against Twinlab and each of its current, former and future subsidiaries, affiliates, related entities, creditors, stockholders, assigns and successors and each of its and their predecessors, successors, officers, directors, stockholders, constituent partners, managers, members, agents, employees and assign, with respect to the existence, possession, or non-disclosure of any Excluded Information, whether arising directly, derivatively or indirectly, primarily or secondarily, by contract or operation of law or otherwise. Capstone represents that it is a sophisticated investor, has conducted an independent evaluation of Twinlab and its securities to the extent Capstone deems necessary to make an informed investment decision with respect to this Compromise Agreement and Release and the amendment to the Series B Warrant made pursuant hereto and has not relied upon Twinlab for this evaluation, except to the extent of Twinlab’s public filings.

11. Facilitation. Each party hereto agrees to execute and perform such other documents and acts as are reasonably required in order to facilitate the terms of this Compromise Agreement and Release, and the intent thereof, and to cooperate in good faith in order to effectuate the provisions of this Compromise Agreement and Release.

12. Entire Agreement. This Compromise Agreement and Release contains the entire understanding and agreement between the parties hereto with respect to the matters referred to herein and, in conjunction with the Amendment No. 1 to Series B Warrant executed by the parties pursuant hereto, supersedes any and all prior and contemporaneous commitments, undertakings and agreements, whether written or oral, with respect to the subject matter hereof. The parties further acknowledge and agree that parol evidence shall not be required to interpret the intent of the parties. No other representations, warranties, covenants, undertakings, commitments, promises or other prior or contemporary agreements, whether oral or written, respecting such matters, which are not specifically incorporated herein, shall be deemed in any way to exist or bind either of the parties. The parties acknowledge that each party has not relied, in deciding whether to enter into this Compromise Agreement and Release on this Compromise Agreement and Release’s expressly stated terms and conditions, on any representations, warranties, covenants, undertakings, commitments, promises or agreements, which are not expressly set forth within this Compromise Agreement and Release.

13. Waiver, Amendment, and Modification of Compromise Agreement and Release. The parties agree that no waiver, amendment, or modification of any of the terms and/or conditions of this Compromise Agreement and Release shall be effective unless in writing and signed by both parties. No waiver of any term, condition or default of any term of this Compromise Agreement and Release shall be construed as a waiver of any other term, condition or default.

14. Attorneys’ Fees and Costs. Each party shall be responsible for its own legal fees and costs in connection with the negotiation, preparation and entering into of this Compromise Agreement and Release.

15. New York Law. This Compromise Agreement and Release and its terms shall be governed by and construed under New York, without regard to conflict-of-law principles.

16. Careful Consideration; No Coercion. Each party hereby agrees that it has read this Compromise Agreement and Release carefully, and understands the import and substance of each and all of the terms set forth in this Compromise Agreement and Release. Each of Capstone and Twinlab understands and agrees that if any of the facts or matters upon which it now relies in making this Compromise Agreement and Release hereafter prove to be otherwise, this Compromise Agreement and Release will nonetheless remain in full force and effect. Each of Capstone and Twinlab is entering this Compromise Agreement and Release voluntarily, without any coercion, and based upon its own judgment.

17. Effect of Compromise. The parties each acknowledge and agree (a) that the terms specified in this Compromise Agreement and Release are a full and complete compromise of matters involving disputed issues of law and fact; (b) that neither any party’s agreement to these terms nor any party’s statement made during the negotiations for this Compromise Agreement and Release shall be considered, nor shall they be, admissions by any party hereto; and (c) that no past or present wrongdoing shall, by virtue of the execution and delivery hereof, be implied or claimed on the part of the parties to this Compromise Agreement and Release.

18. No Admissions by Parties. This Compromise Agreement and Release shall not in any way be construed as an admission by either party of any wrongdoing, or of any liability, or of any breach or violation of any contract or any law, and each party specifically disclaims any wrongdoing and liability whatsoever.

19. No Presumption from Drafting. Both parties have cooperated in the drafting and preparation of this Compromise Agreement and Release. No presumption for or against either party arising out of drafting all or any part of this Compromise Agreement and Release will be applied in any action or proceeding involving this Compromise Agreement and Release. Accordingly, the parties hereby waive the benefit of any federal, state or local law or principle, providing that in cases of uncertainty, language of a contract should be interpreted against the party who caused the uncertainty to exist. This Compromise Agreement and Release is the product of a freely-negotiated, bargained-for exchange of valuable consideration.

20. No Event of Default. The parties acknowledge and confirm that Twinlab never delivered to Capstone a Put Notice (as defined in the Common Stock Put Agreement) and that there has never been an Event of Default (as defined in the Common Stock Put Agreement).

21. Severability. This Compromise Agreement and Release is severable. If any portion(s) of this Compromise Agreement and Release is found to be unenforceable, the portion(s) shall be construed in such a manner as will to the maximum extent possible enable such portion(s) to be enforceable, the remaining portions of this Compromise Agreement and Release shall be enforced to the maximum extent possible, and the unenforceable portion will not affect the enforceability of the remaining provisions.

22. Authorization. Each party represents and warrants to the other party that its execution and delivery of this Compromise Agreement and Release have been duly authorized by its Board of Directors and do not violate any law or any agreement between it and any third party. Each individual signing this Compromise Agreement and Release on behalf of a party represents and warrants in his individual capacity to the other party that his execution and delivery of this Compromise Agreement and Release on behalf of such first party has been duly authorized by such first party’s Board of Directors.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Compromise Agreement and Release.

Dated: May 28, 2015	TWINLAB CONSOLIDATED HOLDINGS, INC.

By: /s/ Thomas Tolworthy
Thomas Tolworthy, President & CEO

Dated: May 28, 2015	CAPSTONE FINANCIAL GROUP, INC.

By: /s/ Darin Pastor
Darin Pastor, CEO

EXHIBIT A

AMENDMENT NO. 1 TO SERIES B WARRANT

This Amendment No. 1 to Series B Warrant (“Amendment No. 1”) is made and entered into as of May 28, 2015 (the “Effective Date”) by and between Twinlab Consolidated Holdings, Inc. (“TCH” or the “Company”), a Nevada corporation, and Capstone Financial Group, Inc., a Nevada corporation (“Capstone” or “Registered Owner”).

WHEREAS, TCH and Capstone are parties to that certain Series B Warrant, Warrant Number: B-CAP-001, dated as of September 30, 2014 (the “Series B Warrant”);

WHEREAS, TCH and Capstone wish to modify the terms of the Series B Warrant as set forth below;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties hereto agree as follows:

1.	The number of shares of Common Stock exercisable under the Series B Warrant is amended to be 18,000,000 (i.e., Capstone is immediately surrendering 4,368,421 of the original 22,368,421 warrants).

2.	The last sentence of Section 5 of the original Series B Warrant is deleted.

3.	Section 19 of the original Series B Warrant is deleted ab initio.

4.	The address for notice to the Registered Owner as set forth in Paragraph 21 of the original Series B Warrant is changed to:

“If to the Registered Owner:	Capstone Financial Group, Inc. 8600 Transit Road East Amherst, NY 14051 E-mail: dpastor@capstonefg.com Attention: Darin R. Pastor
with a copy to (which shall not constitute notice to the Registered Owner):	Stradling Yocca Carlson & Rauth, P.C. 4365 Executive Drive, Suite 1500 San Diego, CA 92121 E-mail:htrubitt@sycr.com Attention: Hayden Trubitt”

5.	The Series B Warrant shall, for the purpose of determining the expiration dates of the Registered Owner’s rights to exercise the Series B Warrant (and for the purpose of Exhibit B of that certain Compromise Agreement and Release between the parties of equal date herewith), be considered as if it were divided into four tranches, as follows:

a.	“Tranche 1”: the “first” segment consisting of 2,000,000 shares exercisable under the Series B Warrant as hereby amended.
b.	“Tranche 2”: the “second” segment consisting of 4,000,000 shares exercisable under the Series B Warrant as hereby amended (i.e., available warrant shares no. 2,000,001 through 6,000,000).
c.	“Tranche 3”: the “third” segment consisting of 6,000,000 shares exercisable under the Series B Warrant as hereby amended (i.e., available warrant shares no. 6,000,001 through 12,000,000).
d.	“Tranche 4”: the “fourth” segment consisting of 6,000,000 shares exercisable under the Series B Warrant as hereby amended (i.e., available warrant shares no. 12,000,001 through 18,000,000).

6.	The expiration dates for Registered Owner’s rights to exercise each Tranche referenced in Section 5 above, shall be as follows:

a.	The “Tranche 1” warrant shares shall in no event be exercisable after 5:00 p.m., New York Time, November 30, 2015.

b.	The “Tranche 2” warrant shares shall in no event be exercisable after 5:00 p.m., New York Time, March 31, 2016.

c.	The “Tranche 3” warrant shares shall in no event be exercisable after 5:00 p.m., New York Time, July 31, 2016.

d.	The “Tranche 4” warrant shares shall in no event be exercisable after 5:00 p.m., New York Time, November 30, 2016.

7.	Except as expressly modified by this Amendment No. 1, all terms and conditions of the Series B Warrant shall remain in full force and effect.

8.	This Amendment No. 1 shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

9.	The share figures expressed in this Amendment No. 1 shall be proportionately adjusted if the Company, by stock split, stock dividend, reverse split, reclassification of shares, or otherwise, changes as a whole the outstanding Common Stock into a different number or class of shares, such adjustment to be effective immediately before the date upon which the change becomes effective.

10.	This Amendment No. 1 may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same instrument. A signed copy of this Amendment No. 1 delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment No. 1.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed and delivered as of the day and year first written above.

TWINLAB CONSOLIDATED HOLDINGS, INC.

By: ______________________________________

Name: Thomas A. Tolworthy

Title: President and Chief Executive Officer

CAPSTONE FINANCIAL GROUP, INC.

By: ______________________________________

Name: Darin R. Pastor

Title: Chief Executive Officer

EXHIBIT B

CONTINGENT CALL OPTION TERMS

	Contingent Call Option 2	Contingent Call Option 3	Contingent Call Option 4
Number of Shares	25% of the difference, if any and if positive, of 4,000,000 minus the number of Series B Warrant shares within “Tranche 2” which were exercised (including payment therefor) by Capstone before “Tranche 2” ceases to be exercisable under the terms of the Series B Warrant, as amended [i.e., the maximum possible number of shares subject to Contingent Call Option 2 is 1,000,000]	25% of the difference, if any and if positive, of 6,000,000 minus the number of Series B Warrant shares within “Tranche 3” which were exercised (including payment therefor) by Capstone before “Tranche 3” ceases to be exercisable under the terms of the Series B Warrant, as amended [i.e., the maximum possible number of shares subject to Contingent Call Option 3 is 1,500,000]	25% of the difference, if any and if positive, of 6,000,000 minus the number of Series B Warrant shares within “Tranche 4” which were exercised (including payment therefor) by Capstone before “Tranche 4” ceases to be exercisable under the terms of the Series B Warrant, as amended [i.e., the maximum possible number of shares subject to Contingent Call Option 4 is 1,500,000]
Date First Exercisable (If Ever)	April 1, 2016	August 1, 2016	December 1, 2016
Expiration Date	May 1, 2016	August 31, 2016	December 31, 2016

Liquidity Condition	(a) As of January 31, 2016, Twinlab’s Fixed Charge Coverage Ratio for the 7 months period ending on such date shall not be less than 1.15x, and (b) as of February 29, 2016, Twinlab’s Fixed Charge Coverage Ratio for the 8 months period ending on such date shall not be less than 1.15x; and (c) as of March 31, 2016, Twinlab’s Fixed Charge Coverage Ratio for the 9 months period ending on such date shall not be less than 1.15x	(a) As of April 30, 2016, Twinlab’s Fixed Charge Coverage Ratio for the 10 months period ending on such date shall not be less than 1.15x, and (b) as of May 31, 2016, Twinlab’s Fixed Charge Coverage Ratio for the 11 months period ending on such date shall not be less than 1.15x, and (c) as of the end of each month beginning June 2016 and ending July 2016, Twinlab’s Fixed Charge Coverage Ratio for the period of trailing 12 months ending on such month-end shall not be less than 1.15x	As of the end of each month beginning August 2016 and ending November 2016, Twinlab’s Fixed Charge Coverage Ratio for the period of trailing 12 months ending on such month-end shall not be less than 1.15x

It is intended that for the purposes of the Liquidity Condition specifications set forth herein, the terms “Fixed Charge Coverage Ratio” and “Fixed Charges” shall have the same meaning as in the Credit and Security Agreement dated January 22, 2015 (the “Credit Agreement”) filed as Exhibit 10.23 to Twinlab’s January 28, 2015 Current Report on Form 8-K (and without regard to any later amendments or waivers of or forbearances under such Credit Agreement). The definitions of Fixed Charge Coverage Ration and Fixed Charges as currently set forth in the Credit Agreement are:

Fixed Charge Coverage Ratio = for any period, the ratio of (i) adjusted EBITDA for such period, plus (a) cash received during such period for Equity Interests so long as such cash is used as working capital and such cash is not received more than two times in any trailing-twelve-months period, minus (b) Non-Financed Capital Expenditures made (to the extent not already incurred in a prior period) or incurred during such period, minus (c) cash taxes paid during such period, to the extent greater than zero, and minus (d) Permitted Distributions under clause (d) of the definition of that term, to (ii) Fixed Charges for such period

Fixed Charges = with respect to any fiscal period and with respect to the Borrowers and their Subsidiaries determined on a consolidated basis in accordance with GAAP, the sum, without duplication, of (a) cash Interest Expense paid during such period (other than interest paid-in-kind, amortization of financing fees, and other non-cash Interest Expense), (b) principal payments paid in cash in respect of Debt paid during such period, including cash payments with respect to Capital Leases, but excluding principal payments made on the revolving loans, and (c) all Permitted Distributions (other than Permitted Distributions under clause (d) of the definition of that term) and other distributions paid in cash during such period

If the Company, by stock split, stock dividend, reverse split, reclassification of shares, or otherwise, changes as a whole the outstanding Common Stock into a different number or class of shares, then: (1) the number and/or class of shares as so changed shall, for the purposes of the Contingent Call Options, replace the shares outstanding immediately before the change; and (2) the purchase price in effect, and the number of shares purchasable under the Contingent Call Options, immediately before the date upon which the change becomes effective, shall be proportionately adjusted (the price to the nearest cent).